UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2011

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York, 11530
(Address of Principal Executive Offices)(Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

 (Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 10, 2011, Lifetime Brands, Inc. (the “Company”) issued a press release announcing the Company’s results for the fourth quarter and year ended December 31, 2010. A copy of the Company’s press release is attached as Exhibit 99.1.

The press release attached as Exhibit 99.1 contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. To supplement the Company’s results of operations presented in accordance with GAAP, the Company is presenting non-GAAP information regarding net income, adjusted to exclude undistributed earnings of Grupo Vasconia, extraordinary items, interest, taxes, depreciation and amortization, restructuring expenses, stock compensation expense, and loss on early retirement of debt.  The Company is also presenting non-GAAP information regarding adjusted net income and adjusted diluted income per share regarding net income, adjusted to exclude an extraordinary item, loss on early retirement of debt, restructuring expenses and income tax valuation allowance changes to reflect a normalized annual tax rate.

These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but are not a substitute for or superior to GAAP results. The non-GAAP measures included in the attached press release have been reconciled to the equivalent GAAP measures.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
	99.1	Press release dated March 10, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice-President - Finance, Treasurer and Chief Financial Officer

Date:  March 10, 2011